As filed with the Securities and Exchange Commission on November 17, 2009            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTUIT INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0034661 (I.R.S. Employer Identification Number)
2700 Coast Avenue
Mountain View, California 94043
(Address of Principal Executive Offices including Zip Code)

Mint Software Inc. Third Amended and Restated 2006 Stock Plan
(Full Title of the Plan)

Laura A. Fennell, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
(650) 944-6000
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:
Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to be	to be	Offering Price	Offering	Registration
Registered(1)	Registered(1)	Per Share (2)	Price	Fee
Common Stock, $0.01 Par Value	371,886	$3.08	$1,145,408.88	$63.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Mint Software Inc. Third Amended and Restated 2006 Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the weighted average exercise price of the currently outstanding options on November 17, 2009, granted under the Plan as adjusted by the Option Ratio (as defined in the following Explanatory Note).
Proposed sale to take place as soon after the effective date of the registration statement as awards under the Plan are exercised.

EXPLANATORY NOTE
          On September 11, 2009, Intuit Inc. (the “Registrant”), Marble Merger Sub, Inc., a direct wholly-owned subsidiary of the Registrant (“Merger Sub”), Mint Software Inc. (“Mint”) and Shasta Ventures L.P., as the Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Mint (the “Merger”). On November 2, 2009, upon the consummation of the Merger, Mint became a direct wholly-owned subsidiary of the Registrant. In connection with the Merger, certain options to acquire Mint common stock (“Mint Options”) granted under the Mint Software Inc. Third Amended and Restated 2006 Stock Plan (the “Plan”) outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by Registrant and converted on November 2, 2009 at the Effective Time, into options to purchase shares of common stock, $0.01 par value, of the Registrant (the “Registrant Common Stock” and “Assumed Options”). The post-Merger adjustments to determine the number of Registrant Common Stock and per share exercise price were based on an option ratio of 0.288556795 (the “Option Ratio”). The number of shares of Registrant Common Stock subject to the Assumed Options was determined by multiplying the number of shares subject to the Mint Option at the Effective Time by the Option Ratio and rounding the resulting product down to the next whole number of shares of Registrant Common Stock. The exercise price per share of Assumed Options was determined by dividing the pre-Merger exercise price per share of the Mint Option by the Option Ratio and rounding the resulting quotient up to the next whole cent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC,” or the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this registration statement, Intuit Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009, filed by the Registrant with the Commission on September 15, 2009 (Registration No. 000-21180);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The Registrant’s Registration Statement on Form 8-A (Registration No. 000-21180) filed with the Commission on February 4, 1993 pursuant to Section 12(g) of the Exchange Act, in which the terms, rights and provisions applicable to the Registrant’s Common Stock are described; and
          All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
          As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:
•	the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;
•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.
          The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and executive officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorneys’ fees) and settlement amounts paid or incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:
•	for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•	with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
          The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.
          The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.
          See Index to Exhibits.

Item 9. Undertakings.
          (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 17th day of November, 2009.

INTUIT INC.
By:	/s/ R. NEIL WILLIAMS
R. Neil Williams
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

(Power of Attorney on Following Page)

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Brad D. Smith and R. Neil Williams, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on November 17, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ BRAD D. SMITH Brad. D. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ R. NEIL WILLIAMS R. Neil Williams	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ JEFFREY P. HANK Jeffrey P. Hank	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ STEPHEN M. BENNETT Stephen M. Bennett	Director

/s/ CHRISTOPHER W. BRODY Christopher W. Brody	Director

/s/ WILLIAM V. CAMPBELL William V. Campbell	Chairman of the Board of Directors

/s/ SCOTT D. COOK Scott D. Cook	Director

/s/ DIANE B. GREENE Diane B. Greene	Director

/s/ MICHAEL R. HALLMAN Michael R. Hallman	Director

/s/ EDWARD A. KANGAS Edward A. Kangas	Director

/s/ SUZANNE NORA JOHNSON Suzanne Nora Johnson	Director

/s/ DENNIS D. POWELL Dennis D. Powell	Director

/s/ STRATTON D. SCLAVOS Stratton D. Sclavos	Director

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1	Mint Software Inc. Third Amended and Restated 2006 Stock Plan (the “Plan”)

99.2	Form of Stock Option Agreement under the Plan — Early Exercise

99.3	Form of Stock Option Agreement under the Plan — No Early Exercise